Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2016
FINANCIAL RESULTS

Fourth Quarter 2016:

•	Sales of $324 million, up 13% from last year’s fourth quarter; Organic Sales up 9%

•	Operating Margin of 15.8%; Adjusted Operating Margin of 16.0%, up 50 bps

•	Diluted EPS of $0.67, up 52%; Up 12% to $0.67 on an Adjusted Basis
Full Year 2016:

•	Sales of $1,231 million, up 3% from 2015; Full Year Organic Sales Flat to 2015

•	Operating Margin of 15.6%; Adjusted Operating Margin of 16.0%, up 20 bps

•	Diluted EPS of $2.48, up 13%; Up 6% to $2.53 on an Adjusted Basis
2017 Outlook:

•	2017 Expected Sales Growth of 6% to 8%; Organic Sales Growth of 3% to 5%

•	2017 Adjusted Net Income of $2.61 to $2.76 per Diluted Share; up 3% to 9% from 2016 Adjusted Net Income of $2.53 per Diluted Share

BRISTOL, Conn., February 17, 2017 - Barnes Group Inc. (NYSE: B), a global industrial and aerospace manufacturer and service provider, today reported financial results for the fourth quarter and full year 2016.
Fourth quarter 2016 net sales of $324 million were up 13% from $287 million in the prior year period driven by organic sales growth (1) of 9% and acquisition sales of 5%. Foreign exchange unfavorably impacted sales by 1%. Net income for the fourth quarter was $36.7 million, or $0.67 per diluted share, compared to $24.4 million, or $0.44 per diluted share, a year ago. On an adjusted basis, net income was $0.67 per diluted share, up 12% from $0.60 last year. Adjusted diluted net income per share in the fourth quarter of 2016 excludes $0.03 of FOBOHA short-term purchase accounting adjustments in our Industrial Segment and a $0.03 benefit related to a contract termination arbitration award in our Aerospace Segment. Fourth quarter 2015 adjusted diluted net income per share excludes restructuring and workforce reduction charges of $0.05 and pension lump sum settlement charges of $0.11.
For the full year, Barnes Group generated net sales of $1,231 million, up 3% from $1,194 million last year. Full year organic sales were flat, while acquisition sales of 4% were partially offset by an unfavorable foreign exchange impact of 1%. Net income for the year was $135.6 million, or $2.48 per diluted share, compared to $121.4 million, or $2.19 per diluted share, a year ago. On an adjusted basis, net income was $2.53 per diluted share, up 6% from $2.38 last year. Adjusted diluted net income per share for 2016 excludes $0.05 of FOBOHA short-term purchase accounting adjustments and acquisition transaction costs in our Industrial Segment and a contract termination arbitration award which offset related charges in our Aerospace Segment. For 2015, adjusted diluted net income per share excludes a pension lump sum settlement charge of $0.11, short-term purchase accounting adjustments and acquisition transaction costs of $0.05 related to Männer, Thermoplay and Priamus, restructuring and workforce reduction charges of $0.05, and contract termination dispute charges of $0.03. These unfavorable adjustments were partially offset by a $0.05 per share contribution from a tax refund.
A table reconciling 2016 and 2015 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Barnes Group made great progress in 2016 on our transformational journey to position the Company as a leading global provider of engineered products and innovative solutions,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Our three strategic enablers - the Barnes Enterprise System, Innovation, and Talent Management System - were instrumental in helping us further strengthen our competitive advantage during the year, and they will empower our long-term growth and success as we move forward.”

“Within our Industrial Segment, we added FOBOHA’s proprietary cube mold technology to our advanced offerings in the plastic injection molding industry. At Aerospace, considerable progress has been made in the transition to new, emerging aircraft engine programs. In addition, our resolute focus on driving the Barnes Enterprise Systems deeper into our businesses has led to substantial and sustainable productivity gains. These benefits are reflected in the continued improvement of our financial performance,” added Dempsey.

Industrial

•
Fourth quarter 2016 sales were $215.7 million, up 13% from $190.2 million in the same period last year. Organic sales increased by 8%, primarily driven by continued strength in our Nitrogen Gas Products and Molding Solutions businesses. Unfavorable foreign exchange reduced sales by approximately $3.4 million, or 2%, while the FOBOHA business contributed $14.3 million in acquisition sales.

•
Operating profit in the fourth quarter was $30.2 million, up 106% from $14.7 million in the prior year period. The increase was driven by the profit impact of increased organic sales volumes, productivity, and the absence of pension lump sum settlement charges, restructuring and workforce reduction charges, and acquisition short-term purchase accounting and transaction costs which negatively impacted operating profit last year. The fourth quarter of 2016 includes FOBOHA short-term purchase accounting adjustments of $1.8 million. On an adjusted basis, operating profit of $32.0 million was up 24% from an adjusted $25.9 million a year ago. Adjusted operating margin was 14.8%, up 120 bps.

•
Full year 2016 sales were $824.2 million, up 5% from $782.3 million last year. Organic sales of approximately 1% benefitted from strong Molding Solutions end markets. Unfavorable foreign exchange impacted sales by $9.6 million or 1%, while acquisition revenues were approximately $47.4 million.

•
Full year operating profit of $129.7 million was up 26% from $103.0 million in the prior year. Operating profit benefited from higher productivity, the profit contribution of acquired businesses, and the absence of pension lump sum settlement charges, short-term purchase accounting adjustments and acquisition transaction costs, and restructuring and workforce reduction charges that impacted 2015 results. For 2016, operating profit included $3.5 million of FOBOHA short-term purchase accounting adjustments and acquisition transaction costs. On an adjusted basis, operating profit was $133.2 million for 2016 versus $117.5 million a year ago, an increase of 13%. Adjusted operating margin was 16.2%, up 120 bps from last year.

Aerospace

•
Fourth quarter 2016 sales were $108.5 million, up 12% from $96.8 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased as a result of higher volumes including $4.0 million from a contract termination arbitration award. In the aftermarket, maintenance, repair and overhaul (“MRO”) sales and spare parts sales were both favorable to a year ago.

•
Operating profit was $21.1 million for the fourth quarter of 2016, compared to $15.4 million in the prior year period. The operating profit increase reflects the profit impact from higher sales volumes, a $1.4 million benefit from the contract termination arbitration award, and the absence of pension lump sum settlement charges and restructuring and workforce reduction charges taken last year. On an adjusted basis, operating profit was $19.8 million, up 6% from $18.6 million a year ago. Adjusted operating margin was 18.2%, down 100 bps.

•	Full year 2016 sales were $406.5 million, down 1% from $411.7 million last year. Decreased sales from the OEM and spare parts businesses were only partially offset by higher MRO sales.

•
Operating profit was $62.5 million for 2016 versus $65.4 million a year ago. Operating profit was unfavorably impacted by OEM price deflation, the profit impact of lower volumes of aftermarket spare parts, and unfavorable productivity, offset in part by lower net contract termination dispute charges, the absence of pension lump sum settlement charges, and restructuring and workforce reduction charges taken last year. Full year 2016 adjusted operating profit was $64.1 million, down 10% from $71.4 million in the prior year. Adjusted operating margin was 15.8%, down 150 bps.

•	Aerospace backlog was $636 million at the end of the fourth quarter of 2016, up 11% year-over-year and flat sequentially from the third quarter of 2016.

Additional Information

•	Interest expense increased $1.2 million to $11.9 million in 2016 primarily as a result of a higher average interest rate versus a year ago.

•	Other income, net in 2016 was $2.3 million compared to $0.2 million a year ago primarily driven by $1.4 million of interest income related to the contract termination arbitration award.

•
The Company's effective tax rate for 2016 was 25.7% compared with 23.2% in 2015. The increase is primarily due to the expiration of certain tax holidays, the absence of the 2015 refund of withholding taxes and the change in the mix of earnings attributable to higher-taxing jurisdictions, partially offset by lower repatriations of a portion of current year foreign earnings to the U.S. and the tax benefits recorded as a result of the new accounting guidance for stock based compensation.

2017 Outlook

Barnes Group expects 2017 total revenue growth of 6% to 8% with organic revenue growth of 3% to 5% after consideration of 1% unfavorable foreign exchange and a positive 4% from acquisition revenues. Operating margins are forecasted to be in the range of 16% to 17%. Adjusted earnings from continuing operations are expected to be in the range of $2.61 to $2.76 per diluted share, up 3% to 9% from 2016’s adjusted diluted earnings per share of $2.53. Further, the Company anticipates capital expenditures of approximately $55 million and cash conversion to be approximately 100% of net income. For 2017, the effective tax rate is expected to be in the range of 27% to 28%.

“Strengthening operating and financial performance over the second half of 2016, coupled with our organic investments in growth programs and recent acquisitions, provide positive momentum heading into 2017,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc. “We expect to sustain solid cash flow generation and favorable cash conversion. We’ll continue to invest in our businesses and look for further value-enhancing acquisitions, all with a well-positioned and supportive balance sheet.”

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2016 results at 8:30 a.m. ET today, February 17, 2017. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 15080325. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 17, 2017 until 11:59 p.m. (ET) on Friday, February 24, 2017, by dialing (404) 537-3406; Conference ID 15080325.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is a global industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. Among others, our sales outlook, backlog, aircraft utilization, demographics, exchange rate assumptions, sales per aircraft and guidance are all forward-looking statements. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights;

introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog or consistent with projected sales per aircraft due to a range of factors, including changes in customer sourcing decisions, materials, material costs, part design, quantity of parts per engine, percentage of work directed to us, engine spares, cost schedules, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, including the integration of the FOBOHA business, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2016	2015	% Change	2016	2015	% Change
Net sales	$324,167	$287,026	12.9	$1,230,754	$1,193,975	3.1

Cost of sales	208,271	189,208	10.1	790,299	782,817	1.0
Selling and administrative expenses	64,522	67,714	(4.7)	248,277	242,762	2.3
	272,793	256,922	6.2	1,038,576	1,025,579	1.3
Operating income	51,374	30,104	70.7	192,178	168,396	14.1

Operating margin	15.8%	10.5%		15.6%	14.1%

Interest expense	3,057	2,754	11.0	11,883	10,698	11.1
Other expense (income), net	(2,351)	(21)	NM	(2,326)	(248)	NM
Income before income taxes	50,668	27,371	85.1	182,621	157,946	15.6
Income taxes	13,954	2,965	NM	47,020	36,566	28.6
Net income	$36,714	$24,406	50.4	$135,601	$121,380	11.7
Common dividends	$6,991	$6,463	8.2	$27,435	$26,176	4.8

Per common share:

Net income:
Basic	$0.68	$0.45	51.1	$2.50	$2.21	13.1
Diluted	0.67	0.44	52.3	2.48	2.19	13.2
Dividends	0.13	0.12	8.3	0.51	0.48	6.3

Weighted average common shares outstanding:
Basic	54,133,060	54,693,605	(1.0)	54,191,013	55,028,063	(1.5)
Diluted	54,574,734	55,111,974	(1.0)	54,631,313	55,513,219	(1.6)
NM - Not Meaningful

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2016	2015	% Change		2016	2015	% Change
Net sales
Industrial	$215,682	$190,229	13.4		$824,216	$782,273	5.4
Aerospace	108,486	96,800	12.1		406,541	411,709	(1.3)
Intersegment sales	(1)	(3)			(3)	(7)
Total net sales	$324,167	$287,026	12.9		$1,230,754	$1,193,975	3.1

Operating profit
Industrial	$30,232	$14,687	105.8		$129,677	$102,950	26.0
Aerospace	21,142	15,417	37.1		62,501	65,446	(4.5)
Total operating profit	$51,374	$30,104	70.7		$192,178	$168,396	14.1

Operating margin			Change				Change
Industrial	14.0%	7.7%	630	bps.	15.7%	13.2%	250	bps.
Aerospace	19.5%	15.9%	360	bps.	15.4%	15.9%	(50)	bps.
Total operating margin	15.8%	10.5%	530	bps.	15.6%	14.1%	150	bps.

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$66,447	$83,926
Accounts receivable	287,123	261,757
Inventories	227,759	208,611
Deferred income taxes	—	24,825
Prepaid expenses and other current assets	27,163	32,469
Total current assets	608,492	611,588

Deferred income taxes	25,433	1,139
Property, plant and equipment, net	334,489	308,856
Goodwill	633,436	587,992
Other intangible assets, net	522,258	528,322
Other assets	13,431	23,969
Total assets	$2,137,539	$2,061,866

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$30,825	$22,680
Accounts payable	112,024	97,035
Accrued liabilities	156,967	131,320
Long-term debt - current	2,067	1,515
Total current liabilities	301,883	252,550

Long-term debt	468,062	485,711
Accrued retirement benefits	109,350	112,888
Deferred income taxes	66,446	62,364
Other liabilities	23,440	20,600

Total stockholders' equity	1,168,358	1,127,753
Total liabilities and stockholders' equity	$2,137,539	$2,061,866

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2016	2015
Operating activities:
Net income	$135,601	$121,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,154	78,242
Gain on disposition of property, plant and equipment	(349)	(1,128)
Stock compensation expense	11,493	9,258
Pension lump-sum settlement charge	—	9,856
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(23,057)	14,027
Inventories	1,989	(1,190)
Prepaid expenses and other current assets	569	(2,645)
Accounts payable	11,778	(2,936)
Accrued liabilities	15,825	(14,166)
Deferred income taxes	(2,210)	3,121
Long-term retirement benefits	(15,492)	1,081
Other	1,345	2,575
Net cash provided by operating activities	217,646	217,475

Investing activities:
Proceeds from disposition of property, plant and equipment	780	3,442
Capital expenditures	(47,577)	(45,982)
Business acquisitions, net of cash acquired	(128,613)	(51,954)
Component Repair Program payments	(4,100)	(21,000)
Net cash used by investing activities	(179,510)	(115,494)

Financing activities:
Net change in other borrowings	8,375	14,680
Payments on long-term debt	(321,506)	(171,198)
Proceeds from the issuance of long-term debt	303,277	159,264
Proceeds from the issuance of common stock	4,611	11,425
Common stock repurchases	(20,520)	(52,103)
Dividends paid	(27,435)	(26,176)
Withholding taxes paid on stock issuances	(4,885)	(4,913)
Other	4,771	9,850
Net cash used by financing activities	(53,312)	(59,171)

Effect of exchange rate changes on cash flows	(2,303)	(4,923)
(Decrease) increase in cash and cash equivalents	(17,479)	37,887

Cash and cash equivalents at beginning of year	83,926	46,039
Cash and cash equivalents at end of year	$66,447	$83,926

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2016	2015
Free cash flow:
Net cash provided by operating activities	$217,646	$217,475
Capital expenditures	(47,577)	(45,982)
Free cash flow (1)	$170,069	$171,493

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	135,601	121,380
Pension lump-sum settlement charge, net of tax	—	6,182
Net income (as adjusted)(2)	$135,601	$127,562

Free cash flow to net income cash conversion ratio (as adjusted)(2)	125%	134%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the pension lump-sum settlement charge, net of tax, from 2015 net income.

BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2016	2015	% Change		2016	2015	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$30,232	$14,687	105.8		$129,677	$102,950	26.0

Männer short-term purchase accounting adjustments	—	—			—	1,481
Thermoplay short-term purchase accounting adjustments	—	21			—	1,167
Restructuring/reduction in force	—	3,448			—	3,448
Pension lump-sum settlement charge	—	7,450			—	7,450
Acquisition transaction costs	(14)	264			1,164	970
FOBOHA short-term purchase accounting adjustments	1,786	—			2,316	—

Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$32,004	$25,870	23.7		$133,157	$117,466	13.4

Operating Margin - Industrial Segment (GAAP)	14.0%	7.7%	630	bps.	15.7%	13.2%	250	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	14.8%	13.6%	120	bps.	16.2%	15.0%	120	bps.

Operating Profit - Aerospace Segment (GAAP)	$21,142	$15,417	37.1		$62,501	$65,446	(4.5)
Restructuring/reduction in force	—	774			—	774
Pension lump-sum settlement charge	—	2,405			—	2,405
Contract termination dispute charges	7	—			3,005	2,788
Contract termination arbitration award	(1,371)	—			(1,371)	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$19,778	$18,596	6.4		$64,135	$71,413	(10.2)

Operating Margin - Aerospace Segment (GAAP)	19.5%	15.9%	360	bps.	15.4%	15.9%	(50)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	18.2%	19.2%	(100)	bps.	15.8%	17.3%	(150)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$51,374	$30,104	70.7		$192,178	$168,396	14.1

Männer short-term purchase accounting adjustments	—	—			—	1,481
Thermoplay short-term purchase accounting adjustments	—	21			—	1,167
Restructuring/reduction in force	—	4,222			—	4,222
Pension lump-sum settlement charge	—	9,856			—	9,856
Acquisition transaction costs	(14)	264			1,164	970
FOBOHA short-term purchase accounting adjustments	1,786	—			2,316	—
Contract termination dispute charges	7	—			3,005	2,788
Contract termination arbitration award	(1,371)	—			(1,371)	—

Operating Income as adjusted (Non-GAAP) (1)	$51,782	$44,467	16.5		$197,292	$188,880	4.5

Operating Margin (GAAP)	15.8%	10.5%	530	bps.	15.6%	14.1%	150	bps.
Operating Margin as adjusted (Non-GAAP) (1)	16.0%	15.5%	50	bps.	16.0%	15.8%	20	bps.

Diluted Net Income per Share (GAAP)	$0.67	$0.44	52.3		$2.48	$2.19	13.2

Männer short-term purchase accounting adjustments	—	—			—	0.02
Thermoplay short-term purchase accounting adjustments	—	—			—	0.01
Tax benefit recognized for refund of withholding taxes	—	—			—	(0.05)
Restructuring/reduction in force	—	0.05			—	0.05
Pension lump-sum settlement charge	—	0.11			—	0.11
Acquisition transaction costs	—	—			0.02	0.02
FOBOHA short-term purchase accounting adjustments	0.03	—			0.03	—
Contract termination dispute charges	—	—			0.03	0.03
Contract termination arbitration award	(0.03)	—			(0.03)	—

Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.67	$0.60	11.7		$2.53	$2.38	6.3

			Full Year 2017 Outlook
Diluted Net Income per Share (GAAP)			$2.58	to	$2.73
FOBOHA short-term purchase accounting adjustments				0.03
Diluted Net Income per Share as adjusted (Non-GAAP) (1)			$2.61	to	$2.76

Notes:

(1) The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges related to the contract termination dispute and 4) operating income related to the contract termination arbitration award and the non-operating interest income awarded. The Company has excluded the following from its "as adjusted" financial measurements for 2015: 1) short-term purchase accounting adjustments related to its Männer acquisition, 2) short-term purchase accounting adjustments related to its Thermoplay acquisition, 3) a tax benefit recognized related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, 4) restructuring and workforce reduction charges, 5) the pension lump-sum settlement charge, 6) transaction costs related to its Thermoplay and Priamus acquisitions and 7) charges related to the contract termination dispute. The tax effect of these items was calculated based on the respective tax jurisdiction of each item. In 2015, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 14%. The remaining items include tax effects that range from approximately 23% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.